EXHIBIT 99.1

                                  NEWS RELEASE


                      Investor Relations Contact: Susan Spratlen (972) 444-9001


                Pioneer Provides Update to First Quarter Outlook,
                   Argentina Developments and Hedging Program

Dallas, Texas, April 9, 2002 -- Pioneer Natural Resources Company ("Pioneer") (NYSE:PXD) (TSE:PXD) today updated its first quarter 2002 outlook based on current expectations and partial quarter actual results, outlined recent developments in Argentina and other areas of operation, and provided information on the status of its hedging program.

First Quarter 2002 Outlook

The following statements are estimates based on current expectations. These forward-looking statements are subject to a number of risks and uncertainties that may cause the Company's actual results to differ materially from the following statements. The last paragraph of this news release addresses certain of the risks and uncertainties to which the Company is subject.

First quarter production is expected to average approximately 110 thousand barrels per day on an oil equivalent basis. The Company's first quarter realized price for oil, including the effects of hedges, is expected to average approximately $22.40 to $22.60 per barrel. Pioneer's first quarter realized price for natural gas liquids is expected to range from $10.60 to $10.80 per barrel. The Company's first quarter realized price for gas, including the effects of hedges, is expected to average approximately $2.40 to $2.60 per Mcf. First quarter lease operating expenses (including production and ad valorem taxes) are expected to average approximately $5.05 to $5.25 per BOE. Lease operating expenses are higher than anticipated principally due to higher gas prices, which impacted field fuel and production tax expense, and higher workover expenditures related to production enhancement projects in Canada and West Texas. Depreciation, depletion and amortization expense is expected to range from $5.00 to $5.20 per BOE. Total exploration and abandonment expense is expected to range from $20 million to $25 million. General and administrative expense is expected to range from $11 million to $12 million. Interest expense is expected to be approximately $26 million. Cash taxes for the first quarter are expected to be approximately $1 million because the Company continues to benefit from the carryforward of prior years' net operating losses in the U.S. and Canada. Capital expenditures are expected to range from $105 million to $115 million.

Argentina Developments

Pioneer continues to monitor the political and economic environment in Argentina, where 17% of its oil, natural gas liquids and gas reserves were held as of December 31, 2001. During 2002, the government has continued to implement reforms that are intended to stabilize the economy, including the imposition of a 20% tax on oil exports beginning March 1, 2002. The Company anticipates that it will resume oil drilling during the third quarter of 2002 as a result of improved oil prices and reductions in drilling costs and lease operating expenses. The Company's oil and gas revenues will be reduced as a result of the Argentine peso devaluation and recent export tax; however, the reduction will be mitigated by decreases in the cost of Argentine operations and administration as a result of the peso devaluation.

The continuing devaluation of the Argentine peso during the first quarter of 2002 will result in a noncash charge to results in that period of approximately $5 million to $7 million. The first quarter charge reflects the remeasurement of the Company's peso-denominated monetary assets and liabilities to U.S. dollars as of March 31, 2002. Once the exchange rate of Argentine pesos to U.S. dollars stabilizes, the impact of future remeasurement assessments should be minimal.

For the first quarter of 2002, Pioneer's Argentine subsidiaries generated oil and natural gas liquids revenues of approximately $15 million and gas revenues of approximately $4 million. During the same three months, the Argentine subsidiaries incurred approximately $4 million of operating costs and $2 million



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of  administrative  expenses.  During the first quarter of 2002, the Company has exported approximately 75% of its Argentine oil production and approximately 15% of its Argentine gas production.

Hedging Program

As a result of the recent increase in quoted future commodity prices, Pioneer has aggressively hedged its oil and gas production for the second half of 2002 and oil production for 2003 to protect its cash flow and lock in favorable returns on Pioneer's new production. For 2002, Pioneer has hedges covering approximately 80% of expected North American gas production at an average NYMEX equivalent price of $3.85 per Mcf or greater and approximately 65% of expected worldwide oil production at an average NYMEX equivalent price of $25.00 per barrel or greater. For 2003, Pioneer has oil hedges covering approximately 25% of expected worldwide oil production at an average NYMEX equivalent price of $24.10 per barrel. Pioneer's hedges are with a diverse group of intermediaries, principally large U.S. banks, and are outlined in Item 9 of the Form 8-K filed today with the Securities and Exchange Commission.

Other Press Releases

Pioneer also issued press releases today providing an update on exploration activities and announcing acquisitions totaling $193 million in the West Panhandle gas field in the Texas Panhandle and the Falcon field in the deepwater Gulf of Mexico and announcing a public offering of 10 million shares of its common stock.

Pioneer is a large independent oil and gas exploration and production company with operations in the United States, Canada, Argentina, South Africa, Gabon and Tunisia. Pioneer's headquarters are in Dallas. For more information, visit Pioneer's website at www.pioneernrc.com.

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer Natural Resources Company are subject to a number of risks and uncertainties that may cause Pioneer's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, government regulation or action, foreign currency valuation changes, foreign government tax and regulation changes, litigation, the costs and results of drilling and operations, Pioneer's ability to replace reserves, implement its business plans, or complete its development projects as scheduled, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, and environmental risks. These and other risks are described in Pioneer's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.





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